Exhibit 99.1
BANCINSURANCE CORPORATION ANNOUNCES
FIRST QUARTER RESULTS
COLUMBUS, Ohio (April 27, 2007) Bancinsurance Corporation, a specialty property and casualty insurance holding company, today announced its financial results for the three months ended March 31, 2007.
Highlights for the first quarter of 2007 include the following:
•	Net income of $1.1 million or $0.21 per diluted share.

•	Net premiums earned of $10.4 million.

•	Combined ratio of 93.5%.

•	Shareholders’ equity of $37.2 million and book value per share of $7.54 at March 31, 2007.
John Sokol, President and Acting Chief Executive Officer, stated, “Our first quarter performance reflects tighter margins for the Company’s ULTIMATE LOSS INSURANCE® business. We are working with our customers to improve the profitability of this business. Additionally, we continue to invest in new sales and marketing programs that should enhance our business portfolio and contribute to positive results in future years.”
First Quarter Results
Net income was $1.1 million, or $0.21 per diluted share, for the first quarter 2007 compared to $1.5 million, or $0.30 per diluted share, a year ago. The most significant factors that influenced the year-over-year comparison include higher losses for our ULTIMATE LOSS INSURANCE® (“ULI”) product line, a $0.2 million decrease in management fees, and a $0.2 million nonrecurring gain on the discontinued bond program in first quarter 2006.
Net premiums earned declined to $10.4 million for the first quarter 2007 from $10.9 million a year ago primarily due to a $0.5 million decrease in ULI premiums attributable to the cancellation of a financial institution customer in the second quarter 2006 (the “cancelled account”).
Net investment income increased 2% to $1.0 million for the first quarter 2007 primarily due to an increase in yields.
Codification and subscription fees were zero for the first quarter 2007 versus $0.9 million a year ago due to the sale of the Company’s publishing subsidiary on August 31, 2006.
Management fees from our unemployment compensation (“UC”) product line decreased to $0.1 million for the first quarter 2007 from $0.3 million a year ago primarily due to a rise in unemployment levels.
In the first quarter 2007, the Company realized $62,500 of the previously deferred gain on sale of affiliate as we received final cash payments from the buyer in the first quarter of this year in connection with the sale of our publishing subsidiary.
Discontinued bond program losses and loss adjustment expenses (“LAE”) were zero for the first quarter 2007 compared to a gain of $0.2 million a year ago. The benefit in first quarter 2006 resulted from the previously disclosed settlement with one of the insurance carriers that participated in the discontinued bond program. Losses and LAE on continuing business rose to $5.3 million in the first quarter 2007 from $5.1 million a year ago primarily due to an increase in ULI and UC losses, which were partially offset by a decrease in losses for our guaranteed auto protection (“GAP”) product. The increase in ULI and UC losses were primarily attributable to favorable loss development in the prior year. GAP losses decreased primarily due to favorable loss development in the current year.
Commission expense declined $0.3 million in the first quarter 2007 primarily due to a decrease in ULI commissions associated with the cancelled account. Other insurance operating expenses and general and administrative expenses were $0.2 million below the same period last year, principally due lower legal expenses associated with the discontinued bond program arbitrations. As previously disclosed, the Company concluded three of the arbitration proceedings during 2006 and one arbitration proceeding is pending. Codification and subscription expenses were zero for the first quarter 2007 compared to $0.7 million a year ago as the Company sold its publishing subsidiary on August 31, 2006.
Combined Ratio
The Company’s specialty insurance products are underwritten by its wholly-owned subsidiary, Ohio Indemnity Company, whose results represent the Company’s combined ratio. For the first quarter 2007, the combined ratio increased to 93.5% from 90.3% a year ago. The loss ratio increased to 51.3% for the first quarter 2007 from 45.6% a year ago partially due to the gain from the discontinued bond program in the first quarter 2006. Excluding the discontinued bond program, the loss ratio was 51.3% for the first quarter 2007 compared to 47.5% a year ago. This increase was primarily attributable to tighter margins for our ULI product line in the first quarter 2007 versus a year ago. The expense ratio improved to 42.2% for the first quarter 2007 from 44.7% a year ago primarily due to lower legal expenses associated with the discontinued bond program arbitrations.
Share Repurchase Program
On March 7, 2007, the Board of Directors adopted a common share repurchase program to repurchase up to 500,000 common shares of the Company. This repurchase program expires on December 31, 2008. Through March 31, 2007, the Company repurchased 74,250 common shares at an average price per share of $6.075 under this program. Repurchases were funded by cash flows from operating and investing activities.
About Bancinsurance Corporation
Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property and casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Automobile lender/dealer insurance products include our ULTIMATE LOSS INSURANCE®, creditor placed insurance and guaranteed auto protection insurance products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by qualified entities that elect not to pay the unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Our waste industry products consist of surety bonds produced and administered by a general insurance agent whereby the Company both assumes and cedes business through quota share reinsurance arrangements. Other specialty products consist primarily of vehicle service contracts, other surety products and run-off of the discontinued bond program.
Forward-Looking Statements
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements convey our current expectations or forecast future events. All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements include statements regarding our future financial position, results of operations, business strategy, budgets, projected costs and plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions generally identify forward-looking statements but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those statements. Risk factors that might cause actual results to differ from those statements include, without limitation, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in the business tactics or strategies of the Company, the financial condition of the Company’s business partners, changes in market forces, litigation, developments in the discontinued bond program and related Highlands arbitration, the ongoing SEC private investigation and the concentrations of ownership of the Company’s common shares by members of the Sokol family, and other risk factors identified in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, any one of which might materially affect our financial condition and/or results of operations. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.
CONTACT:
John S. Sokol
President and Acting Chief Executive Officer
jsokol@bancins.com
614-220-5200

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Net premiums earned	$10,373,654	$10,885,708
Net investment income	960,268	938,725
Net realized gains on investments	9,209	79,450
Codification and subscription fees	—	870,275
Management fees	102,855	284,312
Net realized gain on sale of affiliate	62,500	—
Other income	14,987	30,086

Total revenues	11,523,473	13,088,556

Expenses:
Losses and loss adjustment expenses	5,289,593	5,059,772
Discontinued bond program losses and loss adjustment expenses	—	(205,484)
Commission expense	2,278,665	2,611,190
Other insurance operating expenses	2,011,253	2,342,078
Codification and subscription expenses	—	737,391
General and administrative expenses	229,323	143,697
Interest expense	363,010	340,030

Total expenses	10,171,844	11,028,674

Income before federal income taxes	1,351,629	2,059,882
Federal income tax expense	270,326	566,499

Net income	$1,081,303	$1,493,383

Net income per common share:
Basic	$.22	$.30
Diluted	$.21	$.30

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheet Data
(Unaudited)

	March31,	December 31,
	2007	2006
Assets
Investments:
Held to maturity:
Fixed maturities	$5,249,410	$4,793,584

Available for sale:
Fixed maturities	69,911,688	68,547,886
Equity securities	9,573,965	9,400,247
Short-term investments	4,503,988	8,263,980
Other invested assets	775,705	751,936

Total investments	90,014,756	91,757,633

Cash	1,236,960	1,823,191
Premiums receivable	6,653,242	4,534,856
Reinsurance recoverables	1,990,287	1,420,410
Prepaid reinsurance premiums	12,573,574	9,278,559
Deferred policy acquisition costs	10,880,734	9,454,410
Loans to affiliates	963,389	963,389
Accrued investment income	1,068,110	1,133,757
Net deferred tax asset	143,544	254,713
Other assets	1,693,260	1,667,588

Total assets	127,217,856	122,288,506

Liabilities and Shareholders’ Equity
Reserve for unpaid losses and loss adjustment expenses	6,453,077	7,457,063
Discontinued bond program reserve for unpaid losses and loss adjustment expenses	6,040,292	6,366,177
Unearned premiums	42,933,439	37,248,196
Ceded reinsurance premiums payable	3,073,883	1,779,022
Experience rating adjustments payable	2,322,545	2,251,171
Retrospective premium adjustments payable	986,896	3,550,981
Funds held under reinsurance treaties	627,119	435,558
Contract funds on deposit	3,974,676	3,741,508
Taxes, licenses and fees payable	310,548	427,928
Current federal income tax payable	313,879	266,791
Deferred ceded commissions	2,125,871	1,752,278
Commissions payable	2,154,695	2,081,825
Other liabilities	3,247,395	3,099,389
Trust preferred debt issued to affiliates	15,465,000	15,465,000

Total liabilities	90,029,315	85,922,887

Shareholders’ equity:
Common shares	1,794,141	1,794,141
Additional paid-in capital	1,601,442	1,554,355
Accumulated other comprehensive income	1,168,057	1,142,957
Retained earnings	38,688,990	37,607,687

	43,252,630	42,099,140

Less: Treasury shares	(6,064,089)	(5,733,521)

Total shareholders’ equity	37,188,541	36,365,619

Total liabilities and shareholders’ equity	$127,217,856	$122,288,506

4